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                                                                  Exhibit 4.6


                               AMENDED AND RESTATED
                                     TERM NOTE

$[AMOUNT]                                                   Chicago, Illinois
                                                            December 31, 2002


     FOR VALUE RECEIVED, the undersigned (the "BORROWERS" and each a "BORROWER") unconditionally promise to pay to the order of [NAME] (the "LENDER"), at the office of the Lender at [ADDRESS], or at such other place as the holder of this Term Note (this "NOTE") may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of $[AMOUNT]. This Note is referred to in and was executed and delivered under the Amended and Restated Credit Agreement dated as of December 31, 2002 (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"), among the Borrowers, as borrowers, the Lender and the other lenders party thereto, as lenders, LaSalle Bank National Association, a national banking association, as administrative agent for the Lenders (in such capacity, the "ADMINISTRATIVE AGENT") and National City Bank, a national banking association, as syndication agent for the Lenders (in such capacity, the "SYNDICATION AGENT", and together with the Administrative Agent, the "AGENTS"). Capitalized terms used in this Note and not otherwise defined have the meanings assigned to such terms in the Credit Agreement.

     Unless otherwise paid sooner under the provisions of Section 6.2 or 12.2 of the Credit Agreement, the principal indebtedness represented by this Note is payable [SCHEDULE AND AMOUNT], together with a final principal installment of the Lender's Percentage of any unpaid principal balance payable on June 30, 2003. No portion of the indebtedness represented by this Note that has been repaid may be reborrowed.

     The Borrowers further promise to pay interest on the outstanding principal amount of the indebtedness represented by this Note from the date of this Note until payment in full of such indebtedness at the applicable rates set forth in Section 4.1 of the Credit Agreement. Except as otherwise provided in the Credit Agreement, interest is payable quarterly in arrears not later than the last Business Day of each calendar quarter and is computed on the basis of a 360-day year for the actual number of days elapsed.

     Except as otherwise provided in the Credit Agreement, if payment under this Note becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of Illinois, the due date of such payment is extended to the next succeeding Business Day and interest is payable on such payment during such extension at the rate specified in the Credit Agreement. In no contingency or event whatsoever will interest charged under this Note, however such interest may be characterized or computed, exceed the highest rate permissible under any law that a court of competent jurisdiction, in a final determination, deems applicable to this Note. In the event that such a court determines that the Lender has received interest under this Note in excess of the highest rate applicable to this Note, any such excess interest collected by the Lender is deemed to have been a repayment of principal and will be so applied.

     Except as otherwise agreed in the Credit Agreement, payments received by the Lender from the Borrowers on this Note will be applied first to the payment of interest that is due and payable and only thereafter to the outstanding principal balance of the indebtedness represented by this Note.

     This Note is subject to prepayment at the option of the Borrowers as provided in the Credit Agreement and mandatory prepayment as provided in the Credit Agreement. Any such prepayments will be applied in the manner set forth in the Credit Agreement.


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     DEMAND, PRESENTMENT, PROTEST AND NOTICE OF NONPAYMENT AND PROTEST ARE
WAIVED BY THE BORROWERS.

     This Note supercedes the Third Amended and Restated Term Note dated as of January 8, 2002 (the "EXISTING NOTE"), made by the Borrowers in favor of the Lender in the original principal amount of $[AMOUNT]. Execution and delivery of this Note and any other document executed in connection with this Note are not intended and should not be construed to (i) have repaid or otherwise discharged any amount of principal of or interest on the Existing Note and evidenced hereby, (ii) effect a novation or otherwise release the obligation of any of the undersigned under or extinguish the debt evidenced by the Existing Note and evidenced hereby or (iii) release, cancel, terminate or otherwise impair the status or priority of all or any part of any liens or security interests granted to the Lender (or any person acting for the benefit of the Lender) as collateral security for the obligations of any of the undersigned under or in connection with the debt evidenced by the Existing Note and evidenced hereby.

     This Note has been delivered, and is deemed to have been made, at Chicago, Illinois and will be interpreted in accordance with the internal laws (as opposed to conflicts of law provisions) and decisions of the State of Illinois. Whenever possible each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Whenever in this Note reference is made to the Lender or the Borrowers, such reference is deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note are binding upon and inure to the benefit of said successors and assigns. The Borrowers' successors and assigns include, without limitation, a receiver, trustee or debtor-in-possession of or for the Borrowers.

                              ROHN INDUSTRIES, INC.
                              ROHN INSTALLATION SERVICES, INC.
                              ROHN ENCLOSURES, INC.
                              ROHN, INC.
                              ROHN PRODUCTS, INC.
                              ROHN CONSTRUCTION, INC.
                              FOLDING CARRIER CORPORATION
                              ROHN FOREIGN HOLDINGS, INC.
                              UNR REALTY, INC.

                              By:
                                 ------------------------------------------
                                 Name:
                                 Title:
                                      (of each of the foregoing entities)